Exhibit 99.1

NEWS RELEASE - for immediate release

Peter W. Schineller Joins Alexza Pharmaceuticals

as Senior Vice President and Chief Commercial Officer

Mountain View, California, March 13, 2013 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that Peter W. Schineller has joined the company as Senior Vice President and Chief Commercial Officer.

Mr. Schineller brings more than twenty years of industry experience directing sales and marketing efforts at multinational pharmaceutical and specialty pharmaceutical companies for numerous diagnostic and therapeutic products. In this newly created role, Mr. Schineller will be responsible for overseeing Alexza’s global commercialization efforts and strategies for ADASUVE®, reporting to Thomas B. King, Alexza’s President and Chief Executive Officer.

“With the recent approval of ADASUVE in the US and EU, this is an exciting time to join the talented team at Alexza,” said Mr. Schineller. “Alexza is putting in place a number of important launch preparatory activities, and we are focused on having the elements we believe will support a successful commercial launch of ADASUVE in the U.S. and in Europe.”

“We are very pleased to welcome Peter to Alexza as a member of our management team. He brings a wealth of commercial experience in many settings and with many products,” said Thomas B. King, Alexza President and CEO. “The approvals of ADASUVE in the U.S. and the EU now make ADASUVE a global brand. Peter will lead our commercialization strategies for ADASUVE as we focus on product launches later this year. Moreover, Peter’s diverse experience in introducing and promoting healthcare products is a great fit for contributing to Alexza and shaping our product pipeline opportunities.”

Mr. Schineller was most recently Senior Vice President and General Manager at Ventana Medical Systems, a diagnostic company owned by Roche. From August 2011 to September 2012, Mr. Schineller was a Principal at the Fidelis Consulting Group, providing commercial consulting expertise to the healthcare industry. From July 2010 to July 2011, Mr. Schineller was Senior Vice President Sales, Marketing and Commercial Operations at Genoptix Medical Laboratories, a diagnostic company, which was acquired by Novartis. From July 2008 to July 2010, Mr. Schineller was with Cypress Bioscience, a pharmaceutical company, serving as its Vice President Sales, Diagnostic Marketing and Managed Healthcare from August 2008. From November 2002 to June 2008, Mr. Schineller was Co-Founder and Senior Vice President, Sales and Marketing at Verus Pharmaceuticals, and he has also previously held positions at Elan Biopharmaceuticals, Inc., Dura Pharmaceuticals, Inc. and Abbott Laboratories, Inc. Prior to entering the healthcare industry, Mr. Schineller served as a Commissioned Officer in the United States Marine Corps where he attained the rank of Captain. Mr. Schineller holds a BA degree from the State University of New York at Stony Brook.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions, including agitation, acute repetitive seizures and insomnia. Alexza’s products are based on the Staccato® system, a hand-held inhaler that is designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset with ease and convenience for patients.

ADASUVE® (Staccato loxapine) is Alexza’s first approved product, which was approved by the U.S. Food and Drug Administration in December 2012 and by the European Medicines Agency in February 2013. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. The commercial launch of ADASUVE is planned for the third quarter 2013 in the U.S. and Europe.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. For more information about ADASUVE, please visit www.adasuve.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release includes forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability for Alexza and Ferrer to effectively and profitably commercialize ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	BCC Partners
Karen L. Bergman and Michelle Corral
650.575.1509 or 415.794.8662
kbergman@bccpartners.com or mcorral@bccpartners.com